Exhibit 10.195

OREGON BUSINESS PARK III

L E A S E

BY AND BETWEEN

PACIFIC REALTY ASSOCIATES, L.P.,
a Delaware limited partnership

AND

CALYPTE BIOMEDICAL CORPORATION
a Delaware corporation

Table of Contents

1.	Basic Lease Terms.	1
2.	Delivery of Possession and Commencement; Landlord's Work.	2
3.	Lease Term; Early Occupancy.	3
4.	Rent Payment.	3
5.	Security Deposit.	4
6.	Use of the Premises; Hazardous Substances.	4
7.	Utility Charges; Building Maintenance.	7
8.	Taxes, Assessments and Operating Expenses.	8
9.	Parking and Storage Areas.	9
10.	Tenant's Indemnification.	10
11.	Insurance; Waiver of Subrogation.	10
12.	Property Damage.	11
13.	Condemnation.	11
14.	Assignment, Subletting and Other Transfers.	12
15.	Tenant Default.	13
16.	Landlord Default.	14
17.	Surrender at Expiration or Termination.	14
18.	Mortgage or Sale by Landlord; Estoppel Certificates.	15
19.	Liens.	15
20.	Attorneys Fees; Waiver of Jury Trial.	16
21.	Limitation on Liability; Transfer by Landlord.	16
22.	Real Estate Brokers; Finders.	16
23.	Other.	16
24.	Special Provisions.	19

Page i

LEASE

For valuable consideration, Landlord and Tenant hereby covenant and agree as follows:

1.	Basic Lease Terms.

1.1.           Reference Date of Lease.

1.2.           Landlord. Pacific Realty Associates, L.P., a Delaware limited partnership ("Landlord")

Address for Payment of Rent:	Pacific Realty Associates, L.P.
Unit 80 – calypt01
PO Box 5000
Portland, OR 97208-5000
(The unit number must be listed on a separate line from the PO Box.)
Telephone 503/624-6300
Facsimile 503/624-7755

Address For Notices:	Pacific Realty Associates, L.P.
Attn: Legal Dept – calypt01
15350 SW Sequoia Pkwy, Ste 300
Portland, OR 97224
Telephone 503/624-6300
Facsimile 503/624-7755

1.3. Tenant. Calypte Biomedical Corporation, a Delaware corporation ("Tenant")

Trade Name: Calypte Biomedical Corporation

Address for Invoices:	Calypte Biomedical Corporation
15875 SW 72nd Avenue
Portland, OR 97224
Telephone (503) 726-2227
Facsimile (503) 601-6299

Address for Notices:	Calypte Biomedical Corporation
15875 SW 72nd Avenue
Portland, OR 97224
Telephone (503) 726-2227
Facsimile (503) 601-6299

Taxpayer ID Number:	06-1226727

1.4.           Building.  The approximately 43,482 square foot building shown on Exhibit A (the "Building").

1.5.           Premises; Premises Area.  Suite 215 of the Building located at the address commonly known as 15875 S.W. 72nd Avenue, Portland, Oregon 97224 as generally shown on the attached Exhibit A (the "Premises").  The Premises shall consist of approximately 4,741 rentable square feet of office space (the "Premises Area")

1.6.           Outside Area.  All areas and facilities within the Park (as defined below) not appropriated to the exclusive occupancy of tenants, including all non-reserved vehicle parking areas, traffic lanes, driveways, sidewalks, pedestrian walkways, landscaped areas, signs, service delivery facilities, truck maneuvering areas, trash disposal facilities, common storage areas, common utility facilities and all other areas for non-exclusive use (the "Outside Area").  Landlord reserves the right to change, reconfigure or rearrange the Outside Area and to do such other acts in and to the Outside Area as Landlord deems necessary or desirable.

1.7.           Park.  The project in which the Premises and Building are located (and which includes the Premises and Building) is commonly known as Oregon Business Park III (the "Park"), as more particularly described in Exhibit A attached hereto and incorporated herein.

1.8.                      Permitted Use.  Tenant shall use the Premises only for general office, lab and light manufacturing for a biomedical products company (the "Permitted Use").

1.9.                      Lease Term.

1.9.1.                      Commencement Date.  Estimated to be December 1, 2009 (the "Commencement Date").

1.9.2.                      Expiration Date.  The last day of the thirtieth (30th) full calendar month following the Commencement Date (the "Expiration Date").

1.9.3.                      Number of Full Calendar Months.  Approximately thirty (30); if the Commencement Date does not occur on the first day of a month, the Lease Term shall include that portion of the month in which the Commencement Date occurs which follows the Commencement Date (the "First Partial Month").

1.10.                      Base Rent.  Subject to Paragraphs 3 and 4.1, monthly payments of base rent ("Base Rent") shall be Seven Thousand and No/100 Dollars ($7,000.00) per month.  If the Commencement Date does not occur on the first day of a month, Base Rent for the First Partial Month shall be equal to the monthly Base Rent set forth in this Paragraph 1.10 prorated to reflect the number of days during the First Partial Month.

1.11.                      Security Deposit.  None.

1.12.                      Tenant's Proportionate Share(s).  Subject to Paragraph 8.2, (i) Tenant's initial proportionate share for Taxes (as defined in Paragraph 8.3) shall be calculated as set forth in Paragraph 8.2, and (ii) Tenant's initial proportionate share for Operating Expenses (as defined in Paragraph 8.4) is 10.903%.

1.13.                      CC&R's.  None.

1.14.                      Landlord's Work.   Those improvements to the Premises to be constructed by Landlord pursuant to Paragraph 2.2 and Exhibits B and C ("Landlord's Work").

1.15.                      Guarantor(s).  Intentionally omitted.

1.16.                      Fiscal Year.  January 1 through December 31 (each, a "Fiscal Year").

1.17.                      Base Year.  The Fiscal Year in 2010.

This lease (this "Lease") is entered into by Landlord and Tenant described in the Basic Lease Terms on the date set forth for reference only in the Basic Lease Terms.

2.	Delivery of Possession and Commencement; Landlord's Work.

2.1.           Delivery.  Should Landlord be unable to deliver possession of the Premises on the Commencement Date stated in the Basic Lease Terms (i) Tenant shall take possession of the Premises when Landlord notifies Tenant that the Premises are ready for delivery to Tenant as set forth in this Lease, (ii) the Commencement Date shall be deferred and Tenant shall owe no rent for the Premises until Landlord delivers notice tendering possession to Tenant if such delay is not caused by Tenant or Tenant's employees, agents or contractors.  Landlord shall have no liability to Tenant for any such delays in the delivery of possession and neither Landlord nor Tenant shall have the right to terminate this Lease as the result of such delays; provided, however, that Landlord may cancel this Lease without liability to Tenant if permission to construct the Premises or use or furnish necessary utilities to the Premises is denied or revoked by any governmental agency or public utility with such authority.

2.2.          Landlord's Work.

2.2.1.                      Landlord's Work; As-Is.  Landlord shall construct tenant improvements within the Premises as described in Exhibits B and C ("Landlord's Work").  Landlord's Work shall be constructed in a workmanlike manner, using industry standard materials specified to Oregon Business Park III finish standards.  Tenant has deposited with Landlord under the Existing Lease, as defined in Paragraph 24.1, the sum of Forty-Seven Thousand Two Hundred Fifty-Eight and No/100 Dollars ($47,258.00) as a security deposit for the Existing Lease (the "Existing Security Deposit").  Landlord shall, and Tenant agrees, to apply the Existing Security Deposit to Landlord's Work.  The cost and expense of Landlord's Work, including the costs of architectural and engineering costs, permit fees, construction materials and labor construction shall be charged against the Existing Security Deposit.  Any costs for Landlord's Work that exceeds the remaining balance of the Existing Security Deposit shall be at Tenant's expense.  If Tenant requests any changes with respect to Landlord's Work from the Construction Approval Items approved by Landlord and Tenant as set forth in Paragraph 2.2.2 below, all additional costs incurred or to be incurred in connection with such changes must be paid to Landlord in full in cash by Tenant, and such payments must be made by Tenant within ten (10) days following Landlord’s written request therefor.

2.2.2.                      Landlord and Tenant agree that the space plan, the construction documents and the cost of construction of Landlord's Work (the "Construction Approval Items") shall be approved by Landlord and Tenant.  Landlord reserves the right to approve or disapprove the Construction Approval Items in Landlord's sole discretion.

2.2.3.                      The Premises shall be delivered to Tenant with Landlord's Work substantially completed as set forth in Paragraph 2.2 and Exhibits B and C.  The existence of any "punchlist"-type items shall not postpone the Commencement Date of this Lease.  Tenant hereby acknowledges that Tenant has inspected the Premises and, subject to the performance of Landlord's Work, agrees to accept the same "AS IS" and in their present condition, and without any representation or warranty by or from Landlord as to the condition of the Premises, the habitability of the Premises, the fitness of the Premises for the Permitted Use and/or the conduct of Tenant's business in the Premises, or the zoning of the Premises.  If Tenant or Tenant's employees, agents or contractors cause construction of Landlord's Work to be delayed, the Commencement Date shall be the date that, in the opinion of Landlord's architect or space planner, substantial completion would have occurred if such delays had not taken place.

3.	Lease Term; Early Occupancy.

The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date (the "Lease Term").  If Tenant occupies the Premises prior to the Commencement Date with Landlord's permission ("Early Entry"), the Expiration Date shall be unchanged by such Early Entry.  All provisions of this Lease shall be in effect from the date of Early Entry, however Base Rent, Operating Expenses and Taxes shall be abated until the Commencement Date.  The Expiration Date of this Lease shall be the date stated in the Basic Lease Terms or, if delivery of the Premises is delayed as set forth in Paragraph 2.1 or Paragraph 2.2.1, the last day of the calendar month that is the number of full calendar months stated in the Basic Lease Terms from the month in which the Commencement Date occurs.  Landlord and Tenant shall each have a one (1)-time right to obtain written confirmation of the Commencement Date and Expiration Date, which written confirmation shall be delivered by the other party within fifteen (15) days following receipt of written request from either Landlord or Tenant.

4.	Rent Payment.

4.1.           Base Rent; Additional Rent.  Tenant shall pay to Landlord the Base Rent for the Premises set forth in the Basic Lease Terms and all amounts other than Base Rent that this Lease requires ("Additional Rent") without demand, deduction or offset.  Payment shall be made in U.S. currency by checks payable to Landlord and mailed to the address for rent payments as set forth above or as otherwise may be designated in writing by Landlord.  Simultaneous with Tenant's execution and delivery of this Lease to Landlord, Tenant shall pay Seven Thousand and No/100 Dollars ($7,000.00) for the Base Rent for the first full month of the Lease Term.  Thereafter, Base Rent and Additional Rent shall be payable in advance on the first day of each month during the Lease Term.  Base Rent and Additional Rent for any partial month during the Lease Term shall be prorated to reflect the number of days during the relevant month.  Payment by Tenant or receipt by Landlord of any amount less than the full Base Rent or Additional Rent due from Tenant, or any disbursement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rental or pursue any other remedy provided in this Lease.

4.2.           Lockbox Payments.  If Landlord directs Tenant to pay Base Rent, Additional Rent or other charges under this Lease to a "lockbox" or other depository whereby checks issued in payment of such items are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord's authority) then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until five (5) days after the date on which Landlord shall have actually received such funds, (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said five (5) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant and (iii) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction.  Landlord or Landlord's bank may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease, at law or in equity.

5.	Security Deposit.

Intentionally omitted.

6.	Use of the Premises; Hazardous Substances.

6.1.           Permitted Use.  Subject to Tenant's acknowledgment set forth in Paragraph 2.2.1, the Premises shall be used for the Permitted Use set forth in the Basic Lease Terms and for no other purpose without Landlord's prior written consent which may be withheld in Landlord's sole and absolute discretion.

6.2.           Compliance with Applicable Laws and Requirements.  In connection with its use, Tenant shall at its expense comply with all applicable laws, ordinances, regulations, codes and orders of any governmental or other public authority including without limitation, any and all Environmental Laws as defined in Paragraph 6.7.6 (together with any supplements or modifications thereto, "Applicable Laws"), and also including, without limitation, those requiring alteration of the Premises because of Tenant's specific use or required pursuant to Paragraph 6.7; shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that shall increase Landlord's fire insurance rates for the Premises, the Building or the Park; shall not invalidate or impair any roof warranty; and shall not overload the floors or electrical circuits of the Premises.  Tenant, at Tenant's sole cost and expense, shall obtain and maintain any and all permits and licenses required in order for Tenant to operate the Permitted Use in the Premises.  Any power-driven machinery or equipment which Tenant proposes to install shall be subject to Landlord's prior written consent; without limiting the foregoing, such consent may be conditioned upon Tenant retaining at Tenant's sole cost and expense (i) a qualified electrician selected by Landlord whose opinion shall control regarding electrical circuits and (ii) a qualified engineer or architect selected by Landlord whose opinion shall control regarding floor loads.  Allowable ground floor load shall not exceed five hundred (500) pounds per square foot.

6.3.           Storage.  Without limiting the foregoing and subject to Paragraph 6.5, Tenant, at Tenant's sole cost and expense, shall make such alterations and additions to the Premises and the Building required due to Tenant's racking configuration and storage of products within the Premises.  Such alterations and additions to the Premises may be required for compliance with applicable building and fire codes, and may include, without limitation, installation of fire rated separation walls, fire sprinkler system upgrades, racking sprinklers, smoke vents, curtain boards, small hose stations and firefighter entrances.

6.4.           Signage.  Tenant, at Tenant's sole cost and expense, may erect a sign stating its name after first securing Landlord's written approval of the size, color, design, wording and location.  All signage and the installation and maintenance thereof shall comply with all Applicable Laws and Landlord's then current signage criteria for the Park.  No signs shall be painted on the Building or exceed the height of the Building.  All signs installed by Tenant shall be removed, at Tenant's sole cost and expense, upon termination of this Lease with the sign location restored to its former state.

6.5.           Alterations.  Tenant shall make no alterations, additions or improvements to the Premises without Landlord's prior written consent as provided herein and without a valid building permit issued by the appropriate governmental agency.  To the extent that any alterations, additions or improvements to the Premises constitute "Major Alterations" (as defined below), Landlord may withhold its consent in Landlord's sole and absolute discretion; otherwise, Landlord's consent to any alterations, additions or improvements to the Premises other than Major Alterations shall not be unreasonably withheld.  As used herein, "Major Alterations" shall mean any alterations, additions or improvements (i) which are visible from outside the Premises and/or Building (including design and aesthetic changes), and/or (ii) to the exterior of the Building, the roof of the Building, the heating, ventilation and/or air conditioning systems serving the Premises, the fire sprinkler, plumbing, electrical, mechanical and/or any other systems serving the Premises, any interior, load-bearing walls, the foundation and/or the slab of the Building.  Tenant shall notify Landlord in writing at least fifteen (15) days prior to commencement of any such work to enable Landlord to post a Notice of Non-Responsibility or other notice deemed proper before the commencement of such work.  Any and all such alterations, additions or improvements shall comply with all Applicable Laws including, without limitation, obtaining any required permits or other governmental approvals.  Upon termination of this Lease, any alterations, additions and improvements (including without limitation all electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) made by Tenant shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord requests that part or all of the additions, alterations or improvements be removed.  In such case, Tenant, at its sole cost and expense, shall promptly remove the specified additions, alterations or improvements and shall fully repair and restore the relevant portion(s) of the Premises to the condition in which Tenant is otherwise required to surrender the Premises under Paragraph 17.1.

6.6.           Cabling.  Tenant shall not install or cause to be installed any cabling or wiring (collectively, "Cabling") without the prior written consent of Landlord as provided in Paragraph 6.5.  Any installation of Cabling shall be performed pursuant to Paragraph 6.5, shall meet the requirements of the National Electrical Code (as may be amended from time to time), and shall comply with all Applicable Laws.  On or prior to the expiration or earlier termination of this Lease, Tenant, at Tenant's sole cost and expense, shall remove all Cabling so installed unless Landlord, in its sole and absolute discretion, elects in writing to waive this requirement.  Any Cabling removed by Tenant shall be disposed of by Tenant, at Tenant's sole cost and expense, in accordance with all Applicable Laws.

6.7.           Hazardous Substances.

6.7.1.                      Use of Hazardous Substances.  Tenant shall not cause or permit any Hazardous Substances (as defined in Paragraph 6.7.6) to be spilled, leaked, disposed of or otherwise released on, under or about the Premises, the Outside Area or any other portion of the Park.  Subject to the provisions of this Paragraph 6.7, (i) Tenant may use and sell on the Premises only those Hazardous Substances typically used and sold in the prudent and safe operation of the Permitted Use, and (ii) Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant's reasonably anticipated needs.  In addition to complying with Paragraph 6.2, Tenant shall exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

6.7.2.                      Notice of Release.  Tenant shall notify Landlord, including delivery of notice by facsimile (in addition to delivery of notice as set forth in Paragraph 23.7), immediately upon becoming aware of the following:  (i) any spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park; (ii) any notice or communication from a governmental agency or any other person relating to any Hazardous Substances on, under or about the Premises; or (iii) any violation of any Environmental Laws with respect to the Premises or Tenant's activities on or in connection with the Premises.

6.7.3.                      Spills and Releases.  In the event of a spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance(s), (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord's reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated.  All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

6.7.4.                      Investigations.  If Landlord at any time during the Lease Term (including any holdover period) reasonably believes that Tenant is not complying with any of the requirements of this Paragraph 6.7, Landlord may require Tenant to furnish to Landlord, at Tenant's sole expense and within thirty (30) days following Landlord's request therefor, an environmental audit or any environmental assessment with respect to the matters of concern to Landlord.  Such audit or assessment shall be prepared by a qualified consultant acceptable to Landlord.

6.7.5.                      Indemnity.

(i)           Tenant's Indemnity.  Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises or any other portion of the Park, and the respective successors and assigns of each of them, for, from and against any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on, under or about the Premises by Tenant or any of its contractors, agents or employees or invitees.  Landlord's rights under this Paragraph 6.7.5(i) are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this Lease or otherwise.  In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord upon Landlord's demand.  The obligation to indemnify, defend and hold harmless shall include, without limitation, (A) reasonable costs incurred in connection with investigation of site conditions, (B) reasonable costs of any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to Hazardous Substances, (C) diminution in value of the Premises and/or any other portion of the Park, (D) damages arising from any adverse impact on marketing of space in the Building and/or any other portion of the Park, (E) reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees, and (F) the value of any loss of the use of the Premises or any other portion of the Park or any part thereof.  Tenant's obligations under this Paragraph 6.7.5(i) shall survive the expiration or termination of this Lease for any reason.

(ii)           Landlord's Indemnification.  Landlord shall indemnify, defend and hold harmless Tenant and its employees and agents and the respective successors and assigns of each of them, for, from and against any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its tenants, contractors, agents or employees or by Landlord's previous tenants of the Premises.  Tenant's rights under this Paragraph 6.7.5(ii) are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Lease or otherwise.  In the event any action is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant upon Tenant's demand.  The obligation to indemnify, defend and hold harmless shall include, without limitation, reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees.  Landlord's obligations under this Paragraph 6.7.5(ii) shall survive the expiration or termination of this Lease for any reason.

6.7.6.                      Definitions.  The term "Environmental Laws" shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq. ("CERCLA"), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date.  The term "Hazardous Substance" (collectively, "Hazardous Substances") shall mean: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Laws; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile and/or chlorinated solvents, materials containing asbestos or formaldehyde and radioactive materials.

7.	Utility Charges; Building Maintenance.

7.1.           Utility Charges.  Tenant shall pay when due all charges for electricity, natural gas, water, garbage collection, janitorial service, sewer, and all other utilities of any kind furnished to the Premises during the Lease Term.  If charges are not separately metered or stated, Landlord shall apportion the utility charges on an equitable basis and Tenant shall pay such charges to Landlord within ten (10) days following receipt by Tenant of Landlord's statement for such charges.  Landlord shall have no liability resulting from any interruption of utility services caused by fire or other casualty, strike, riot, vandalism, the making of necessary repairs or improvements, or any other cause beyond Landlord's reasonable control.  Tenant shall control the temperature in the Premises to prevent freezing of any sprinkler system.

7.2.           Landlord Maintenance and Repairs.

7.2.1.                      Landlord's maintenance, repair and replacement obligations which are paid by Landlord and not reimbursed by Tenant are set forth in this Paragraph 7.2.1.  Landlord, at its own cost and expense, shall be responsible only for (i) roof replacement, (ii) repair and replacement of the foundation of the Building and (iii) repair and replacement of the structural elements of the Building.  The terms "roof" and "walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries.  Tenant shall immediately give Landlord written notice of defect or need for repairs required per the terms of this Lease, following the receipt of which Landlord shall promptly repair same or cure such defect.  Landlord's liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect, except to the extent Landlord's failure to repair or cure the relevant item results in a default by Landlord under Paragraph 16 of this Lease.  Tenant waives any right now or hereafter granted by law to make any repairs which are the responsibility of Landlord upon Landlord's failure to make such repairs.

7.2.2.                      Landlord is responsible for performing the maintenance, repairs and replacements of (i) the exterior paved areas and curbs of the Premises, (ii) all landscaping of the Premises, (iii) the exterior walls of the Building (including painting), gutters, downspouts and roof repairs, (iv) sprinkler systems and main sewage line(s) and (v) any other maintenance, repair or replacement items normally associated with the foregoing.  The foregoing costs and expenses of such repair, replacement, maintenance and other such items shall be included as part of Operating Expenses and Tenant shall be responsible for paying its proportionate share thereof.  The amount of Tenant's rental obligation set forth in Paragraph 1.10 does not include the cost of such items and Landlord's performance of repair, replacement, maintenance and other items, is not a condition to payment of such rental obligations.

7.3.           Tenant Maintenance and Repairs.  Tenant, at its own cost and expense, shall keep all parts of the Premises (except for those for which Landlord is expressly responsible hereunder) neatly maintained and in good condition and repair, ordinary wear and tear, casualty and condemnation excepted, and promptly make all necessary repairs and replacements (except for replacements by Landlord per Paragraph 7.2) to the Premises.  Without limiting the generality of the foregoing, Tenant's responsibility shall include (i) maintenance and repair of any portion of the electrical system which exclusively serves the Premises, above-slab plumbing, and all drainpipes and sewer line(s) exclusively serving the Premises, (ii) maintenance, repair and replacement of overhead and personnel doors, (iii) replacement of all broken or cracked glass within or on the exterior of the Premises with glass of the same quality and type, and (iv) pest control and janitorial service.  Tenant shall refrain from any discharge that will damage the septic tank or sewers serving the Premises.  Tenant shall maintain all hot water, heating and air conditioning systems and equipment within the Premises per manufacturer's guidelines, including entering into and maintaining a maintenance contract providing for not less than quarterly inspections with a service company approved by Landlord in its reasonable discretion.  If the Premises have a separate entrance, Tenant shall keep the sidewalks abutting the Premises or the separate entrance free and clear of snow, ice, debris, and obstructions of every kind.

7.4.           Security.  Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord does not, and shall not be obligated to, provide any police personnel or other security services or systems for any portion of the Premises, Building, Outside Area and/or Park.

7.5.           Interference.  Landlord shall have no liability for interference with Tenant's use when making alterations, improvements or repairs to the Building, Outside Area or the Park provided the work is performed in a reasonable manner.

8.	Taxes, Assessments and Operating Expenses.

8.1.           Payments.  If Operating Expenses or Taxes for any Fiscal Year following the Base Year exceed the Operating Expenses or Taxes (as may be applicable) paid or incurred during the Base Year, Tenant shall pay a monthly sum as Additional Rent representing Tenant's proportionate share of such increase in Operating Expenses and/or Taxes.  Operating Expenses and Taxes shall be prorated with respect to years in which this Lease is in effect for less than an entire Fiscal Year.  Commencing January 1 of the first Fiscal Year following the Base Year and for each year thereafter, Landlord shall estimate in good faith the amount by which Operating Expenses or Taxes are anticipated to increase for that Fiscal Year over the respective Base Year amounts.  Landlord shall compute Tenant's proportionate share of such estimated increases and Tenant shall pay one-twelfth (1/12) of the estimated increases in Tenant's proportionate share of Operating Expenses and Taxes as Additional Rent on the first day of each month thereafter during the Lease Term.  After the conclusion of each Fiscal Year following the Base Year, Landlord shall compute the actual increases in Operating Expenses and Taxes.  Any overpayment by Tenant shall be credited against payments of Additional Rent to be made by Tenant under this Lease, and any deficiency shall be paid by Tenant within fifteen (15) days after receipt of Landlord's statement; provided, however, that in no event shall Tenant be entitled to a refund for a decrease in Operating Expenses or Taxes below the relevant Base Year amount.  Landlord's records of expenses for Taxes and Operating Expenses may be inspected by Tenant not more than one (1) time per annum at reasonable times upon thirty (30) days prior notice to Landlord; provided, however, that Tenant shall not retain any third party auditor on a contingency fee basis to perform any such audit or inspection.

8.2.           Tenant's Proportionate Share.  Tenant's proportionate share of Taxes shall mean that percentage which the Premises Area set forth in the Basic Lease Terms bears to the total rentable square footage of all buildings covered by the tax statement for the Taxes.  Tenant's proportionate share of Operating Expenses for the Building shall be computed by dividing the Premises Area by the total rentable area of the Building.  If in Landlord's reasonable judgment either of these methods of allocation results in an inappropriate allocation to Tenant, Landlord shall select some other reasonable method of determining Tenant's proportionate share.

8.3.           Taxes Charged.  As used herein, "Taxes" means all taxes, assessments and/or governmental charges of any kind and nature assessed against the Premises, the Building or the Park during the Lease Term and shall include all general real property taxes, all general and special assessments payable in installments, and any rent tax, tax on Landlord's interest under this Lease, or any tax in lieu of the foregoing, whether or not any such tax is now in effect.  Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction, and Tenant agrees to pay its proportionate share (calculated in the same manner as Tenant's proportionate share of Taxes) of the cost of such consultant.  Tenant shall not, however, be obligated to pay any tax based upon Landlord's net income.  In addition, Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises.  If any such taxes are levied or assessed against Landlord or Landlord's property and (i) Landlord pays the same or (ii) the assessed value of Landlord's property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, within thirty (30) days following receipt by Tenant of a copy of the applicable tax bill with Landlord's written request for payment thereof, Tenant shall pay to Landlord such taxes as part of Tenant's payment of Taxes.

8.4.           Operating Expenses.  "Operating Expenses" charged to Tenant hereunder shall mean all costs incurred by Landlord in connection with owning, operating, maintaining, repairing and replacing the Premises, Building, and all other portions of the Park including, without limitation, the cost of all utilities or services not paid directly by Tenant, property insurance, liability insurance, property management, maintenance, repair and replacement of landscaping, parking areas, and any other common facilities, and performing Landlord's obligations under Paragraph 7.2.2.  Operating Expenses shall include without limitation, the following: (i) reserves for roof repair, exterior painting and other appropriate reserves; (ii) the cost, including interest at ten percent (10%) per annum, amortized over its useful life, of any capital improvement made to any portion of the Park by Landlord after the date of this Lease which is required under any Applicable Laws that were not applicable to the relevant portion of the Park at the time the relevant portion of the Park was constructed; (iii) the cost, including interest at ten percent (10%) per annum, amortized over its useful life, of installation of any device or other equipment which improves the operating efficiency of any system within the Park and thereby reduces Operating Expenses; and (iv) maintenance, repair and replacement items which have a reasonable life expectancy in excess of five (5) years and which, if charged to Operating Expenses in one (1) year, would unreasonably distort total Operating Expenses for that year and therefore the cost thereof is being spread over the reasonable life expectancy of the work performed.  Operating Expenses shall not include roof replacement, correction of the Building foundation and/or correction of deficiencies in structural elements of the Building.

9.	Parking and Storage Areas.

9.1.           Parking.  Subject to the provisions of this Paragraph 9, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the common driveways and truck court areas located in the Outside Area, subject to the parking rights and rights of ingress and egress of other occupants.  In addition, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use any private parking spaces immediately adjacent to the Premises.  Tenant's parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles, or standard size pickups or sport utility vehicles.  Under no circumstances shall overnight parking be allowed, nor shall trucks, trailers or other large vehicles serving the Premises (i) be used for any purpose other than for the loading and unloading of goods and materials or (ii) be permitted to block streets and/or ingress and egress to and from the Park.  Temporary parking of large delivery vehicles in the Park may be permitted only with Landlord's prior written consent.  Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking.  Handicapped spaces shall only be used by those legally permitted to use them.  Per Paragraph 1.6 of this Lease, Landlord reserves the right to grant parking rights (exclusive and otherwise) within the relevant portions of the Outside Area to occupants of the Park.

9.2.           Storage Areas.  Tenant shall not store any materials, supplies or equipment outside in any unapproved or unscreened area.  If Tenant erects any visual barriers for storage areas, Landlord shall have the right to approve the design and location, which approval may be withheld or conditioned in Landlord's sole and absolute discretion and all of which shall be removed upon the expiration or earlier termination of this Lease as and if required by Landlord.  Trash and garbage receptacles shall be kept covered at all times.

10.	Tenant's Indemnification.

Except to the extent waived by Paragraph 11.3, Tenant shall indemnify, defend and hold harmless Landlord from any claim, loss or liability arising out of or related to any action or inaction of Tenant or its employees, contractors, agents or invitees (including, without limitation, any breach by Tenant of this Lease) or any condition of the Premises in the possession or under the control of Tenant unless caused by the negligence or willful misconduct of Landlord.  In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord upon Landlord's demand.  Landlord shall have no liability to Tenant for any injury, loss or damage caused by third parties, or by any condition of the Premises, except to the extent caused by Landlord's gross negligence or willful misconduct, or Landlord's default under this Lease which continues beyond any applicable notice and cure periods.  The obligations under this Paragraph 10 shall survive termination of this Lease.

11.	Insurance; Waiver of Subrogation.

11.1.                      Landlord.  Landlord shall keep the Premises insured against fire and other risks covered by a "Causes of Loss - Special Form" property insurance policy and against such other losses (including, without limitation earthquake, earth movement and flood) as Landlord may deem reasonable.

11.2.                      Tenant.  Tenant shall keep all of Tenant's property on the Premises insured against fire and other risks covered by a "Causes of Loss - Special Form" property insurance policy in an amount equal to the replacement cost of such property, the proceeds of which shall, so long as this Lease is in effect, be used for the repair or replacement of the property so insured.  Tenant shall also carry commercial general liability insurance written on an occurrence basis with policy limits of not less than Two Million and No/100 Dollars ($2,000,000) each occurrence, which initial amount shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord's professional insurance advisers and other relevant factors.  In addition, if Tenant's use of the Premises includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require.  Such commercial general liability insurance shall be (i) provided by an insurer or insurers who are approved to issue insurance policies in the State in which the Premises is located and have an A.M. Best financial strength rating of A- or better and financial size category of VII or larger, and (ii) shall be evidenced by a certificate delivered to Landlord on or prior to the Commencement Date and annually thereafter stating that the coverage shall not be cancelled or materially altered without thirty (30) days advance written notice to Landlord.  Landlord shall be named as an additional insured on such policy together with, upon written request from Landlord, Landlord's mortgagee and Landlord's managing agent.

11.3.                      Waiver of Subrogation.  Landlord and Tenant each hereby releases the other, and the other's partners, officers, directors, members, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way of subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be insured by a "Causes of Loss - Special Form" and/or "special coverage" insurance form, including endorsements extending coverage to the perils of earthquake, earth movement and flood.  Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that it is authorized by its respective insurance company to grant the waiver of subrogation contained in this Paragraph 11.3.  This release and waiver shall be binding upon the parties whether or not insurance coverage is in force at the time of the loss or destruction of property referred to in this Paragraph 11.3.

12.	Property Damage.

12.1.                      Notice; Total Destruction.  Tenant shall immediately give written notice to Landlord if the Premises or the Building are damaged or destroyed.  If the Premises or the Building should be totally destroyed or so damaged by an insured peril in an amount exceeding thirty percent (30%) of the full construction replacement cost of the Building or Premises, respectively (as used herein, the "Damage Threshold"), Landlord may elect to terminate this Lease as of the date of the damage by notice of termination in writing to Tenant within thirty (30) days after such date, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

12.2.                      Partial Destruction.  If the Building or the Premises should be damaged by an insured peril which does not meet the Damage Threshold, or if damage or destruction meeting the Damage Threshold occurs but Landlord does not elect to terminate this Lease, this Lease shall not terminate and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, alterations, additions and other improvements required to be covered by Tenant's insurance pursuant to Paragraph 11.2.  If the Premises are untenantable in whole or part during the period commencing upon the date of the occurrence of such damage and ending upon substantial completion of Landlord's required repairs or rebuilding, Base Rent shall be reduced during such period to the extent the Premises are not reasonably usable by Tenant for the Permitted Use.

12.3.                      Damage Near End of Lease Term.  If the damage to the Premises or Building occurs during the last twelve (12) months of the Lease Term in an amount exceeding twenty-five percent (25%) of the full construction replacement cost of the Building or Premises, respectively, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds.  The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

12.4.                      Repair of Damage.  All repairs made by Landlord pursuant to this Paragraph 12 shall be accomplished as soon as is reasonably possible, subject to force majeure as described in Paragraph 23.1.  Landlord's good faith estimate of the cost of repairs of any damage, or of the replacement cost of the Premises or the Building, shall be conclusive as between Landlord and Tenant.  The repair and restoration of the Premises shall be made pursuant to plans and specifications developed by Landlord in Landlord's sole and absolute discretion and judgment, and such plans and specifications shall exclude all equipment, fixtures, improvements and alterations installed by Tenant.  All insurance proceeds for repairs shall be payable solely to Landlord, and Tenant shall have no interest therein.  Nothing herein shall be construed to obligate Landlord to expend monies in excess of the insurance proceeds received by Landlord.  Landlord shall be responsible for the insurance deductible, unless the loss is caused by Tenant or Tenant's agents, employees, officers or representatives, in which case, and notwithstanding the provisions of Paragraph 11.3, Tenant shall be responsible for the amount of the deductible.

12.5.                      Other Damage.  If the Premises or the Building is substantially or totally destroyed by any cause whatsoever which is not covered by the foregoing provisions of this Paragraph 12, this Lease shall terminate as of the date the destruction occurred; provided, however, that if the damage does not meet the Damage Threshold, Landlord may elect (but will not be required) to rebuild the Premises at Landlord's own expense, in which case this Lease shall remain in full force and effect.  Landlord shall notify Tenant of such election within thirty (30) days after the casualty.

13.	Condemnation.

13.1.                      Partial Taking.  If a portion of the Premises is condemned and Paragraph 13.2 does not apply, this Lease shall continue on the following terms:

13.1.1.                      Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

13.1.2.                      Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of condemnation.  Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys fees incurred by Landlord in connection therewith.

13.1.3.                      Rent shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant for the use permitted by Paragraph 6.1, and rent shall be reduced for the remainder of the Lease Term in an amount equal to the reduction in rental value of the Premises caused by the taking.

13.2.                      Total Taking.  If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant's use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority.  Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of such condemnation.

14.	Assignment, Subletting and Other Transfers.

14.1.                      General.  Neither the Lease nor any part of the Premises may be assigned, mortgaged, subleased or otherwise transferred, nor may a right of use of any portion of the Premises be conferred on any person or entity by any other means, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed.  Prior to effectuating any such assignment, sublease or other transfer, Tenant shall notify Landlord in writing of the name and address of the proposed transferee, and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement, sublease or other occupancy agreement, current financial statements of such proposed transferee, a statement of the use of the Premises by such proposed transferee and such other information or documents as may be necessary or appropriate to enable Landlord to determine the qualifications of the proposed transferee together with a request that Landlord consent thereto ("Tenant's Notice").  Without limiting Landlord's ability to deny or condition consent for any other reason, it shall not be considered unreasonable if Landlord's consent to a proposed sublease, assignment or other transfer is denied based on the following: (i) the business of the proposed transferee (A) is not compatible with the nature and character of the Park or the businesses in the Park and/or (B) will conflict with any exclusive uses or use restrictions that Landlord has granted to other occupants of the Park, (ii) the financial strength of the proposed transferee is not at least equal to the financial strength of Tenant either at the time Tenant entered into this Lease or at the time of the proposed transfer (whichever is greater), (iii) the proposed transferee will excessively overpark the Building and/or the Park with automobiles or trucks (excessively overpark shall mean that the proposed transferee's parking will violate local parking restrictions or will interfere with other tenants occupying the Building or the Park), (iv) the proposed transferee cannot demonstrate to Landlord's reasonable satisfaction the management skills or experience necessary, in Landlord's reasonable opinion, to be successful in the Premises, (v) the proposed transferee has a record of environmental contamination or their anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substances, or (vi) the proposed form of sublease, assignment or other occupancy agreement is unacceptable (unacceptable form of sublease, assignment or other occupancy agreement shall mean that the content and format of the form are not consistent with the terms of this Lease or are not consistent with the terms and requirements of Landlord's loan documents for the Building).  Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 14.1 shall be void.

14.2.                      No Release; Excess Rent.  No assignment, subletting or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relieve Tenant of its liability under this Lease.  If an event of default occurs while the Premises or any part thereof are assigned, sublet or otherwise transferred, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such assignee, sublessee or transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder.  No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant's obligations hereunder.  If Tenant assigns or otherwise transfers this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, such excess shall be paid to Landlord within ten (10) days following receipt by Tenant.

15.	Tenant Default.

15.1.                      Default.  Any of the following shall constitute a default by Tenant under this Lease:

15.1.1.                      Tenant's failure to (i) pay rent or any other charge under this Lease within five (5) days after it is due or (ii) immediately cure or remove any lien pursuant to Paragraph 19 or (iii) except as provided in Paragraphs 15.1.2 through 15.1.4, comply with any other term or condition within thirty (30) days following written notice from Landlord specifying the noncompliance.  If any failure described in clause (iii) of the immediately preceding sentence cannot be cured within the thirty (30)-day period, this provision shall be deemed complied with so long as Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect the remedy as soon as practicable.

15.1.2.                      Tenant's insolvency; assignment for the benefit of its creditors; Tenant's voluntary petition in bankruptcy or adjudication as bankrupt; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within ten (10) days; or the appointment of a receiver for Tenant's properties.

15.1.3.                      Abandonment of the Premises by Tenant.

15.1.4.                      Failure of Tenant to deliver the documents or agreements required under Paragraphs 18.1 and/or 18.3 within the relevant time period(s) specified therein.

15.2.                      Remedies for Default.  For any default as described in Paragraph 15.1, Landlord shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

15.2.1.                      Terminate Tenant's right to possession of the Premises and Tenant's rights under this Lease by written notice to Tenant without relieving Tenant from its obligation to pay damages.

15.2.2.                      Re-enter and take possession of the Premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages, other than as a result of Landlord’s gross negligence or willful misconduct, and without having accepted a surrender. Tenant's liability to Landlord for damages shall survive the tenancy.  Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms.  No such reletting shall be construed as an acceptance of a surrender of Tenant's leasehold interest.

15.2.3.                      Except to the extent otherwise provided by applicable law, in the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the Lease Term, the following amounts as damages:

(i)           The loss of rental from the date of default until a new tenant is secured and paying rent.

(ii)           The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal and disposal of Tenant's property and fixtures, or any other expense occasioned by Tenant's default including but not limited to remodeling or repair costs, attorney fees, court costs, broker commissions, and marketing costs.

(iii)           Any excess of the value of the rent and all of Tenant's other obligations under this Lease over the reasonable expected return from the Premises for the period commencing on the earlier of the date of trial or the date the Premises are relet, and continuing through the end of the Lease Term.  The present value of future amounts shall be computed using a discount rate equal to the prime loan rate in effect on the date of trial of major national banks who are members of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and are located in the State in which the Premises is located.

15.3.                      No Bar of Action(s).  Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Lease Term, and no action for damages shall bar a later action for damages subsequently accruing.

15.4.                      Landlord Cure.  If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after five (5) days written notice to Tenant.  All of Landlord's expenditures to correct the default shall be reimbursed by Tenant on demand together with interest at the rate specified in Paragraph 23.2 from the date of expenditure until repaid.  Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

15.5.                      No Exclusion.  The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord at law or in equity.

16.	Landlord Default.

Landlord shall be in default under this Lease if it shall fail to comply with any term, provision or covenant of this Lease and shall not cure such failure within thirty (30) days after written notice thereof to Landlord unless such cure cannot reasonably be accomplished within such thirty (30)-day period.  Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion.

17.	Surrender at Expiration or Termination.

17.1.                      Surrender.  On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made and pay all utility accounts current on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition, all signing removed and defacement corrected, and all repairs called for under this Lease completed.  The Premises shall be delivered in the same condition as at the Commencement Date, subject only to damage by casualty, the provisions of Paragraphs 6.5, 6.6, 9.2 and 17.2 and depreciation and wear from ordinary use.  Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal.  Failure to remove said property shall be an abandonment of same, and Landlord may remove and/or dispose of it in any manner permitted under law without liability, and Tenant shall be liable to Landlord for any costs of removal, restoration, transportation to storage, storage and/or disposal, with interest on all such expenses as provided in Paragraph 23.2.  The provisions of this Paragraph 17.1 (including, without limitation, all provisions referenced herein) shall survive the expiration or earlier termination of this Lease.

17.2.                      Removal of Hazardous Substances.  Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the installation or removal of the facilities.  Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete.  Until such time as Tenant has fulfilled all the requirements of this Paragraph 17.2 (in addition to any other requirements), Landlord may treat Tenant as a holdover Tenant as provided below; provided, however, that any such continuation of this Lease shall not relieve Tenant of its obligations under this Paragraph 17.2.

17.3.                      Failure to Vacate.  If Tenant fails to vacate the Premises when required and holds over without Landlord's prior written consent, Landlord may elect either (i) to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant immediately preceding the scheduled expiration of the Lease Term plus Additional Rent, or (ii) to treat Tenant as a tenant at sufferance, eject Tenant from the Premises and recover damages caused by wrongful holdover including, without limitation, as set forth in Paragraph 17.4.  Failure of Tenant to remove furniture, furnishings, cabling or other telecommunications equipment, or trade fixtures which Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Paragraph 17.3 shall apply if such property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.  If a month-to-month tenancy results from a holdover by Tenant under this Paragraph 17.3, the tenancy shall be terminable upon thirty (30) days written notice from Landlord.  Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

17.4.                      Indemnification.  Tenant acknowledges that, if Tenant holds over without Landlord's consent as provided above, such holding over may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises and/or the Building.  Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from any and all obligations, losses, claims, actions, causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys and consultants fees and expense) resulting from such failure including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.  The provisions of this Paragraph 17.4 are in addition to, and do not affect, Landlord's right to re-entry or other rights hereunder or provided by law.  Tenant's obligations under this Paragraph 17.4 shall survive the expiration or earlier termination of this Lease.

18.	Mortgage or Sale by Landlord; Estoppel Certificates.

18.1.                      Priority.  This Lease is and shall be prior to any mortgage or deed of trust ("Encumbrance") recorded after the date of this Lease and affecting the Building and the land upon which the Building is located.  However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant's right to quiet possession of the Premises so long as Tenant pays rent and timely observes and performs all of the provisions of this Lease.  If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this Paragraph 18.1 within twenty (20) days following receipt thereof.

18.2.                      Attornment.  If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder.

18.3.                      Estoppel Certificate.  Either party shall within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party.  The certificate shall also state the amount of Base Rent and Additional Rent, the amount of the Security Deposit (if any), the amount of any prepaid Base Rent and Additional Rent and any other factual information reasonably requested by the other party.  Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

19.	Liens.

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including attorneys fees and costs, in connection with or arising out of any such lien or claim of lien.

20.	Attorneys Fees; Waiver of Jury Trial.

In the event that any party shall bring an action to enforce its rights under this Lease, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys, witness and expert fees and costs of the proceeding, including any appeal thereof and in any proceedings in bankruptcy.  For purposes hereof, the reasonable fees of Landlord's in-house attorneys or Tenant's in-house attorneys, as the case may be, who perform services in connection with any such enforcement action are recoverable, and shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the relevant subject matter area of the law, in law firms in the City of Portland, Oregon with approximately the same number of attorneys as are employed by Landlord's Law Department or Tenant's Law Department, as the case may be.  The provisions of this Paragraph 20 are separate and severable and shall survive a judgment on this Lease.  Disputes between the parties which are to be litigated shall be tried before a judge without a jury.

21.	Limitation on Liability; Transfer by Landlord.

21.1.                      Property and Assets.  All persons dealing with Landlord must look solely to the property and assets of Landlord for the payment of any claim against Landlord or for the performance of any obligation of Landlord as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Landlord assume any personal liability for obligations entered into on behalf of Landlord (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation.  As used herein, the words "property and assets of Landlord" exclude any rights of Landlord for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.

21.2.                      Transfer by Landlord.  All obligations of Landlord hereunder will be binding upon Landlord only during the period of its possession of the Premises and not thereafter.  The term "Landlord" shall mean only the owner of the Premises for the time being, and if such owner transfers its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of each owner's ownership.

21.3.                      Other Occupants.  Except as otherwise expressly provided herein, Landlord shall have no liability to Tenant for loss or damages arising out of the acts or inaction of other tenants or occupants.

22.	Real Estate Brokers; Finders.

Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner.  Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has, or purportedly has, dealt.

23.	Other.

23.1.                      Force Majeure.  The occurrence of any of the following events shall excuse the performance of such obligations of Landlord or Tenant to the extent thereby rendered impossible or not reasonably practicable for so long as such event continues so long as the party under this Lease required to perform gives prompt notice of such delay to the other party:  strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefor; governmental restrictions, regulations, or controls; judicial orders; enemy or hostile government action; terrorism; civil commotion; fire or other casualty; condemnation and other causes beyond the reasonable control of the party obligated to perform; provided, however, that in no event will the occurrence of any of said events or causes excuse the failure to pay rent or any other payment to be made by Tenant hereunder strictly as and when required under this Lease.

23.2.                      Interest; Late Charges.  Rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum.  Landlord may at its option impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default.

23.3.                      Captions; Paragraph Headings.  The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.  Reference to a "Paragraph" shall mean reference to either a specified numbered paragraph or subparagraph of this Lease.

23.4.                      Nonwaiver.  Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

23.5.                      Succession.  Subject to the limitations on transfer of Tenant's interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

23.6.                      Entry for Inspection. Landlord and its authorized representatives shall have the right to enter upon the Premises with reasonable notice (but in no event shall more than twenty-four (24) hours notice be required) to determine Tenant's compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises or the Building to any prospective tenant or purchasers.  Landlord may place and maintain upon the Building and/or Premises notices for leasing or sale of the Building and/or the Premises.  Landlord may enter upon the Premises without notice by any means necessary in the case of an emergency.

23.7.                      Notices.  Any notice permitted or required to be given hereunder shall be in writing and shall be given by personal delivery or certified United States mail (return receipt requested), U.S. Express Mail or overnight air courier, in each case postage or equivalent prepaid, addressed to the address for notices set forth in the Basic Lease Terms.  The person to whom and the place to which notices are to be given may be changed from time to time by either party by written notice given to the other party.  If any notice is given by mail, it shall be effective upon the earlier of (i) seventy-two (72) hours after deposit in the U.S. Mail with postage prepaid, or (ii) actual delivery or refusal to accept such delivery, as indicated by the return receipt; and if given by personal delivery, U.S. Express Mail or by overnight air courier, when delivered.

23.8.                      Entire Agreement.  This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.

23.9.                      Authority.  Each of the persons executing this Lease on behalf of Tenant warrants to Landlord that Tenant is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so.  Each of the persons executing this Lease on behalf of Landlord warrants to Tenant that Landlord is a valid and existing corporation or other relevant entity, that Landlord has all right and authority to enter into this Lease, and that each and every person signing on behalf of Landlord is authorized to do so.

23.10.                      Time of Essence.  Time is of the essence of the performance of each of Tenant's obligations under this Lease.

23.11.                      Modifications.  This Lease may not be modified except by written endorsement attached to this Lease, dated and signed by the parties.

23.12.                      No Appurtenances.  This Lease does not create any rights to light and air by means of openings in the walls of the Building, any rights or interests in parking facilities, or any other rights, easements or licenses, by implication or otherwise, except as expressly set forth in this Lease or its exhibits.

23.13.                      Financial Statements.  Upon written request of Landlord, Tenant shall furnish to Landlord, within ten (10) days following receipt of Landlord's written request, Tenant's most current financial statements (including balance sheet and income statement) prepared in the ordinary course of Tenant's business and, if not audited, certified by the chief financial officer or accounting officer of Tenant that such statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP).  Landlord may make such financial statement available to any prospective lender or purchaser of the Park or any portion thereof.  Landlord shall otherwise keep such financial statement confidential and shall require any such prospective lender or purchaser to do the same.

23.14.                      Regulations.  Landlord shall have the right to make and enforce regulations and criteria consistent with this Lease for the purpose of promoting safety, order, cleanliness and good service to the tenants and other occupants of the Park.  Copies of all such regulations shall be furnished to Tenant and shall be complied with as if part of this Lease.

23.15.                      Applicable Law; Severability.  This Lease shall be construed, applied and enforced in accordance with the laws of the State in which the Premises is located.  If a court of competent jurisdiction holds any portion of this Lease to be illegal, invalid or unenforceable as written, it is the intention of the parties that (i) such portion of this Lease be enforced to the extent permitted by law and (ii) the balance of this Lease remain in full force and effect.  It is also the intention of the parties that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

23.16.                      Landlord's Consent.  Whenever Landlord's consent or approval is required under this Lease, except as otherwise expressly provided in this Lease, Landlord may grant or withhold such consent or approval in Landlord's sole and absolute discretion.

23.17.                      Joint and Several Liability.  In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease.

23.18.                      Construction and Interpretation.  All provisions of this Lease have been negotiated by Landlord and Tenant at arm's length and neither party shall be deemed the author of this Lease.  This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.

23.19.                      No Recordation.  Neither this Lease, nor any short form or memorandum thereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.

23.20.                      No Partnership Created.  Neither this Lease nor the calculation and payment of Base Rent, Additional Rent or any other sums hereunder, is intended to create a partnership or joint venture between Landlord and Tenant, or to create a principal-and-agent relationship between the parties.

23.21.                      OFAC.  Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

23.22.                      Guaranty.  Intentionally omitted.

23.23.                      Exhibits.  The following exhibits are attached hereto and incorporated herein by this reference:

    Exhibit A – Site Plan
    Exhibit B – Space Plan
    Exhibit C – Landlord's Work

24.	Special Provisions.

24.1.                      Existing Lease.  Tenant currently leases office space from Landlord at PacTrust Business Center, 16290 SW Upper Boones Ferry Road, Portland, Oregon pursuant to a Lease dated June 22, 2007 (the "Existing Lease").  The Existing Lease expires November 30, 2012.  Upon occupancy of the Premises by Tenant, the Existing Lease shall terminate and be of no further force or effect.

24.2.                      Assuming the Existing Lease space is vacated pursuant to Paragraph 17 of the Existing Lease, the security deposit under the Existing Lease (defined in Paragraph 2.2.1 as the Existing Security Deposit) will be applied to Landlord's Work as described in Paragraph 2.2.1 herein and Tenant shall have no further obligations under the Existing Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures below, but this Lease, on behalf of such party, shall be deemed to have been dated as of the Reference Date.

LANDLORD:

PACIFIC REALTY ASSOCIATES, L.P.,
a Delaware limited partnership

	By:	PacTrust Realty, Inc.,
a Delaware corporation,
its General Partner

Date: ________________, 2009		By
Dave Hicks
Vice President

TENANT:

CALYPTE BIOMEDICAL CORPORATION
a Delaware corporation

Date: ________________, 2009	By

(typed or printed name)

Its: